Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS THIRD QUARTER RESULTS
IRVINE, Calif., October 24, 2017 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today reported financial results for the quarter ended September 30, 2017.
Third Quarter Highlights:
•Sales grew 11 percent; or an underlying1 13 percent
•Global THVT sales grew 17 percent; adjusted sales increased 20 percent
•THVT U.S. sales grew 20 percent; OUS sales grew 13 percent, or an underlying 21 percent
•EPS grew 22 percent; adjusted EPS grew 24 percent
•Reaffirmed 2017 adjusted sales and EPS guidance
•Introduced SAPIEN 3 Ultra System
“We are pleased to report strong third quarter performance that delivered double-digit overall organic growth driven by robust sales of innovative therapies. Sales were in line with our expectations and were lifted by 20 percent global underlying growth in TAVR. And, we continue to aggressively pursue breakthrough structural heart therapies with the potential to drive significant future growth and help an even broader group of patients,” said Michael A. Mussallem, chairman and CEO. “While we are assisting a number of our employees who were personally affected by the recent natural disasters, we were fortunate to have experienced minimal business impact.”
Third Quarter 2017 Results
Sales for the quarter ended September 30, 2017 were $821.5 million, up 11.1 percent. Including the consumption of $17.0 million of stocking inventory in Germany, adjusted sales were $838.5 million, up 12.9 percent over the third quarter last year. Net income for the quarter ended September 30, 2017 was $170.1 million, or $0.79 per share. Adjusted EPS grew 23.5 percent to $0.84. Adjusted EPS would have been $0.88 this quarter based on the excess tax benefit estimated in previous guidance.2
For the quarter, the company reported Transcatheter Heart Valve Therapy (THVT) sales of $481.2 million, a 17.3 percent growth rate over the third quarter last year. Adjusted THVT sales were $498.2 million, up 20.5 percent on an underlying basis. Growth was strong both inside and outside the U.S. driven by continued therapy adoption and is consistent with the company's expectation of a $5-plus billion opportunity by 2021. The company recently introduced its CE Mark-pending SAPIEN 3 Ultra System at the PCR London Valves meeting. This system features advancements designed to help TAVR heart teams simplify procedures, save time and reduce potential complications.
    In the U.S., THVT sales for the quarter were $311.6 million, a 20.1 percent growth rate over the third quarter last year. “Strong therapy adoption continued to fuel an increase in procedures broadly across our network of hospitals, led by our best-in-class SAPIEN 3 valve,” said Mussallem.
Surgical Heart Valve Therapy sales for the quarter were $195.6 million, up 2.4 percent compared to the third quarter last year, or up 2.2 percent on an underlying basis. Growth was driven by strong performance of the INTUITY Elite valve system and solid growth in core products outside the U.S. This growth was partially offset by the continuing shift from the company's surgical aortic valves to SAPIEN 3 valves in the U.S. and Europe.
    Critical Care sales were $144.7 million for the quarter, representing an increase of 4.5 percent versus last year, or 5.2 percent on an underlying basis.  This performance was driven by solid growth of core products and the Enhanced Surgical Recovery program, particularly in the U.S. and Asia Pacific.
For the quarter, the company’s gross profit margin was 74.0 percent, compared to 72.8 percent in the same period last year. This improvement primarily reflects the benefit of a more profitable business mix, led by growing sales of TAVR, as well as a favorable comparison of supply chain expenses. Partially offsetting these benefits were expenses associated with flooding from Hurricane Maria in Puerto Rico and the planned closure of the company's manufacturing plant in Switzerland.
    Selling, general and administrative expenses increased 6.5 percent to $244.6 million for the quarter. This increase was driven by personnel and sales related expenses primarily in support of the transcatheter heart valve therapy product line.
Research and development investments for the third quarter increased 26.5 percent to $142.9 million.  This increase was primarily the result of continued investments in mitral and aortic transcatheter valve programs.
    Cash flow from operating activities for the third quarter was $310.8 million. After capital spending of $42.3 million, free cash flow was $268.5 million.
Cash, cash equivalents and short-term investments totaled $1.4 billion at September 30, 2017.  Total debt was $1.0 billion.

Outlook
For the full year 2017, the company reaffirmed its full year sales estimate at the high end of its $3.2 to $3.4 billion guidance and its estimate for 2017 adjusted earnings per share of $3.65 to $3.85.
For the fourth quarter 2017, at current foreign exchange rates, the company projects adjusted sales to be between $855 and $895 million, and adjusted EPS to be between $0.84 and $0.94.
“We are very pleased with the performance achieved across all of our product lines and believe our future remains bright. Our innovative TAVR therapies continued to deliver value to patients. And our transcatheter mitral and tricuspid valve technologies continue to represent exciting opportunities for breakthrough therapies. Overall, we are confident that our valuable innovations will result in a continued strong outlook as we deliver important solutions for the patients we serve.”
 About Edwards Lifesciences
Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its third quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13670702.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, the potential TAVR opportunity size, fourth quarter and full year 2017 financial guidance, and information in the Outlook section.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the timing and pace of therapy adoption, particularly in THVT; unpredictability of the effectiveness and timing of new product launches; competitive dynamics; the timing and extent of regulatory approvals and reimbursement levels for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses, particularly in our THVT patent litigation; unpredictability of changes in accounting standards; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, EDWARDS INTUITY, EDWARDS INTUITY Elite, Edwards SAPIEN, Edwards SAPIEN 3, Enhanced Surgical Recovery program, SAPIEN, SAPIEN 3, and SAPIEN 3 Ultra are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners. The Edwards SAPIEN 3 Ultra System is not currently available for commercial sale in any country.

[1]
“Adjusted” amounts are non-GAAP items.  Adjusted sales, or “underlying” growth rates, in this press release exclude foreign exchange fluctuations and sales return reserves associated with THVT product upgrades. Adjusted sales and “underlying” growth rates also exclude the positive impact of THVT stocking sales in Germany, and the negative impact of de-stocking. Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release excludes impairment of long-lived assets, intellectual property litigation expenses, amortization of intellectual property, fair value adjustments to contingent consideration liabilities arising from acquisitions, and realignment expenses. Adjusted earnings per share also excludes the positive impact of THVT stocking sales in Germany, and the negative impact of de-stocking.  See the Non-GAAP Financial Information page and reconciliation tables below.

[2]
The impact of the new accounting for the excess tax benefit related to employee stock-based compensation for the quarter benefited adjusted EPS by $0.04 less than was forecasted in guidance.  Adjusted EPS would have been $0.88 based on the original estimate.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$821.5	$739.4	$2,546.8	$2,196.0
Cost of sales	213.3	201.4	640.0	584.2

Gross profit	608.2	538.0	1,906.8	1,611.8

Selling, general, and administrative expenses	244.6	229.6	718.0	671.1
Research and development expenses	142.9	113.0	406.0	327.3
Intellectual property litigation expenses	13.7	6.5	31.6	27.8
Change in fair value of contingent consideration liabilities	(16.7)	0.1	(12.5)	1.1
Special charges	10.2	—	41.4	34.5
Interest expense, net	0.1	2.1	3.9	6.9
Other expense, net	1.6	1.5	7.4	5.6

Income before provision for income taxes	211.8	185.2	711.0	537.5

Provision for income taxes	41.7	43.8	124.6	126.5

Net income	$170.1	$141.4	$586.4	$411.0

Earnings per share:
Basic	$0.81	$0.66	$2.78	$1.93
Diluted	$0.79	$0.65	$2.71	$1.89

Weighted-average common shares outstanding:
Basic	211.3	213.2	211.0	212.8
Diluted	216.2	218.1	216.1	217.7

Operating statistics
As a percentage of net sales:
Gross profit	74.0%	72.8%	74.9%	73.4%
Selling, general, and administrative expenses	29.8%	31.1%	28.2%	30.6%
Research and development expenses	17.4%	15.3%	15.9%	14.9%
Income before provision for income taxes	25.8%	25.0%	27.9%	24.5%
Net income	20.7%	19.1%	23.0%	18.7%

Effective tax rate	19.7%	23.7%	17.5%	23.5%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	September 30, 2017	December 31, 2016
ASSETS

Current assets
Cash and cash equivalents	$630.3	$930.1
Short-term investments	772.5	341.0
Accounts and other receivables, net	475.0	414.6
Inventories, net	538.4	396.6
Prepaid expenses	52.8	45.9
Other current assets	97.4	111.8
Total current assets	2,566.4	2,240.0

Long-term investments	567.5	532.1
Property, plant, and equipment, net	649.6	580.0
Goodwill	980.5	626.1
Other intangible assets, net	414.9	204.8
Deferred income taxes	197.1	203.8
Other assets	112.4	123.2

Total assets	$5,488.4	$4,510.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$693.7	$532.5
Contingent consideration liabilities	41.5	—
Total current liabilities	735.2	532.5

Long-term debt	1,034.0	822.3
Contingent consideration liabilities	140.5	31.6
Other long-term liabilities	416.2	504.6

Stockholders’ equity
Common stock	211.6	242.6
Additional paid-in capital	1,129.5	1,167.8
Retained earnings	1,964.9	3,906.3
Accumulated other comprehensive loss	(142.7)	(198.4)
Treasury stock, at cost	(0.8)	(2,499.3)
Total stockholders’ equity	3,162.5	2,619.0

Total liabilities and stockholders’ equity	$5,488.4	$4,510.0

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term "adjusted sales" or “underlying growth rate” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, adjustments for discontinued and acquired products, sales return reserves associated with transcatheter heart valve therapy ("THVT") product upgrades, and the positive impact of THVT stocking sales in Germany and the negative impact of de-stocking. The Company uses the term “adjusted” to also exclude intellectual property litigation expenses, amortization of intellectual property, fair value adjustments to contingent consideration liabilities arising from acquisitions, gains and losses from significant investments, impairments, litigation, the positive impact of THVT stocking sales in Germany and the negative impact of de-stocking, realignment expenses, sales return reserves and related costs associated with THVT product upgrades, and business development transactions. Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis as adjusted for the items identified below due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

THVT Germany Stocking Sales - In the first quarter of 2017, the Company recorded $61.8 million in net stocking sales ($48.0 million, net of related costs) to customers in Germany, as these customers elected to purchase additional inventory in anticipation of a potential supply interruption resulting from recent intellectual property litigation. In the second and third quarters of 2017, these customers consumed on a net basis $22.5 million ($17.9 million, net of related costs) and $17.0 million ($13.3 million, net of related costs), respectively, of their stocking inventory.

THVT Sales Return Reserve and Related Costs - In the first quarter of 2016, the Company recorded a $1.7 million reversal of its sales return reserve ($1.5 million, net of related costs) upon delivery of the next-generation THVT products in the United States.   In addition, in the first quarter of 2016, the Company recorded inventory reserves of $1.6 million related to estimated excess THVT inventory expected upon introduction of next-generation THVT products in Japan.

Intellectual Property Litigation Expenses - The Company incurred intellectual property litigation expenses of $10.2 million and $12.2 million in the first quarter of 2017 and 2016, respectively, $7.7 million and $9.1 million in the second quarter of 2017 and 2016, respectively, and $13.7 million and $6.5 million in the third quarter of 2017 and 2016, respectively.

Amortization of Intellectual Property - The Company recorded amortization expense of $2.1 million and $1.7 million in the first quarter of 2017 and 2016, respectively, $2.0 million and $1.9 million in the second quarter of 2017 and 2016, respectively, and $2.1 million and $2.0 million in the third quarter of 2017 and 2016, respectively, related to intellectual property.

Change in Fair Value of Contingent Consideration Liabilities - The Company recorded expenses of $1.1 million and $0.6 million in the first quarter of 2017 and 2016, respectively, $3.1 million and $0.4 million in the second quarter of 2017 and 2016, respectively, and a gain of $16.7 million and expenses of $0.1 million in the third quarter of 2017 and 2016, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Impairment of Long-lived Assets - The Company recorded a $31.2 million charge in the second quarter of 2017 related to the other-than-temporary impairment of one of its cost method investments and an associated long-term asset related to the Company's option to acquire this investee.

Realignment Expenses - The Company recorded a $10.2 million charge in the third quarter of 2017 related to severance expenses and other costs associated with the planned closure of its manufacturing plant in Switzerland.

Purchased In-process Research and Development ("IPR&D") - The Company recorded a $34.5 million charge in the second quarter of 2016 related to the acquisition of technology for use in its transcatheter heart valve programs.

Provision for Income Taxes - The income tax impact of the expenses and gains discussed above is based upon forecasted items affecting the Company's full year effective tax rate. Adjustments to forecasted items unrelated to these expenses and gains, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share data)

RECONCILIATION OF GAAP TO ADJUSTED NET INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
GAAP Net Income	$170.1	$141.4	$586.4	$411.0
Growth Rate %	20.3%		42.7%

Non-GAAP adjustments: (A)
THVT Germany stocking sales	13.3	—	(16.8)	—
THVT sales return reserve and related costs	—	—	—	0.1
Intellectual property litigation expenses	13.7	6.5	31.6	27.8
Amortization of intellectual property	2.1	2.0	6.2	5.6
Change in fair value of contingent consideration liabilities	(16.7)	0.1	(12.5)	1.1
Impairment of long-lived assets	—	—	31.2	—
Realignment expenses	10.2	—	10.2	—
Purchased IPR&D	—	—	—	34.5

Provision for income taxes
Tax effect on reconciling items (B)	(9.2)	(3.4)	(18.0)	(14.3)
Ongoing tax impact of second quarter 2017 impairment of long-lived assets	(1.7)	—	(1.7)	—
Ongoing tax impact of second quarter 2016 purchased IPR&D	—	1.7	—	1.7
Adjusted Net Income	$181.8	$148.3	$616.6	$467.5
Growth Rate %	22.6%		31.9%

RECONCILIATION OF GAAP TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
GAAP Diluted Earnings Per Share	$0.79	$0.65	$2.71	$1.89
Growth Rate %	21.5%		43.4%

Non-GAAP adjustments: (A), (C)
THVT Germany stocking sales	0.05	—	(0.06)	—
Intellectual property litigation expenses	0.04	0.02	0.10	0.09
Amortization of intellectual property	0.01	—	0.02	0.02
Change in fair value of contingent consideration liabilities	(0.08)	—	(0.05)	—
Impairment of long-lived assets	—	—	0.10	—
Realignment expenses	0.04	—	0.04	—
Purchased IPR&D	—	—	—	0.14

Provision for income taxes
Ongoing tax impact of second quarter 2017 impairment of long-lived assets	(0.01)	—	(0.01)	—
Ongoing tax impact of second quarter 2016 purchased IPR&D	—	0.01	—	0.01
Adjusted Diluted Earnings Per Share	$0.84	$0.68	$2.85	$2.15
Growth Rate %	23.5%		32.6%

Note: Numbers may not calculate due to rounding.

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The tax effect on the THVT Germany stocking sales adjustment is calculated using the global effective tax rate.

(C)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

THVT UNDERLYING SALES GROWTH OUTSIDE THE UNITED STATES

	Three Months Ended September 30,
(in millions)	2017	2016
GAAP THVT Sales Outside the United States	$169.6	$150.6
Adjustment for THVT Germany stocking sales	17.0	—
Foreign exchange impact	—	3.5
THVT Underlying Sales Outside the United States	$186.6	$154.1
Underlying Growth Rate %	21.1%

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ in millions)

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2017 Adjusted		2016 Adjusted
Sales by Product Group (QTD)	3Q 2017	3Q 2016	Change	GAAP Growth Rate*	Germany Stocking	3Q 2017 Adjusted Sales	Sales Return Reserve	FX Impact	3Q 2016 Adjusted Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$481.2	$410.1	$71.1	17.3%	$17.0	$498.2	$—	$3.5	$413.6	20.5%
Surgical Heart Valve Therapy	195.6	190.9	4.7	2.4%	—	195.6	—	0.5	191.4	2.2%
Critical Care	144.7	138.4	6.3	4.5%	—	144.7	—	(0.8)	137.6	5.2%
Total	$821.5	$739.4	$82.1	11.1%	$17.0	$838.5	$—	$3.2	$742.6	12.9%

					2017 Adjusted		2016 Adjusted
Sales by Product Group (YTD)	YTD 3Q 2017	YTD 3Q 2016	Change	GAAP Growth Rate*	Germany Stocking	YTD 3Q 2017 Adjusted Sales	Sales Return Reserve	FX Impact	YTD 3Q 2016 Adjusted Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$1,507.9	$1,196.5	$311.4	26.0%	$(22.3)	$1,485.6	$(1.7)	$(5.4)	$1,189.4	24.9%
Surgical Heart Valve Therapy	602.2	585.5	16.7	2.9%	—	602.2	—	(3.7)	581.8	3.5%
Critical Care	436.7	414.0	22.7	5.5%	—	436.7	—	(3.0)	411.0	6.3%
Total	$2,546.8	$2,196.0	$350.8	16.0%	$(22.3)	$2,524.5	$(1.7)	$(12.1)	$2,182.2	15.7%

					2017 Adjusted		2016 Adjusted
Sales by Region (QTD)	3Q 2017	3Q 2016	Change	GAAP Growth Rate*	Germany Stocking	3Q 2017 Adjusted Sales	Sales Return Reserve	FX Impact	3Q 2016 Adjusted Sales	Underlying Growth Rate *
United States	$470.4	$417.1	$53.3	12.8%	$—	$470.4	$—	$—	$417.1	12.8%
Europe	182.3	172.3	10.0	5.9%	17.0	199.3	—	7.8	180.1	10.7%
Japan	83.2	79.8	3.4	4.2%	—	83.2	—	(6.2)	73.6	13.0%
Rest of World	85.6	70.2	15.4	21.8%	—	85.6	—	1.6	71.8	19.2%
International	351.1	322.3	28.8	8.9%	17.0	368.1	—	3.2	325.5	13.1%
Total	$821.5	$739.4	$82.1	11.1%	$17.0	$838.5	$—	$3.2	$742.6	12.9%

					2017 Adjusted		2016 Adjusted
Sales by Region (YTD)	YTD 3Q 2017	YTD 3Q 2016	Change	GAAP Growth Rate*	Germany Stocking	YTD 3Q 2017 Adjusted Sales	Sales Return Reserve	FX Impact	YTD 3Q 2016 Adjusted Sales	Underlying Growth Rate *
United States	$1,413.9	$1,194.2	$219.7	18.4%	$—	$1,413.9	$(1.7)	$—	$1,192.5	18.6%
Europe	627.0	564.4	62.6	11.1%	(22.3)	604.7	—	(6.9)	557.5	8.5%
Japan	253.0	226.3	26.7	11.8%	—	253.0	—	(7.5)	218.8	15.6%
Rest of World	252.9	211.1	41.8	19.8%	—	252.9	—	2.3	213.4	18.5%
International	1,132.9	1,001.8	131.1	13.1%	(22.3)	1,110.6	—	(12.1)	989.7	12.2%
Total	$2,546.8	$2,196.0	$350.8	16.0%	$(22.3)	$2,524.5	$(1.7)	$(12.1)	$2,182.2	15.7%

* Numbers may not calculate due to rounding.